UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

J. Alexander’s Corporation

(Exact name of registrant as specified in its charter)

Tennessee	62-0854056

(State of incorporation or organization)	(I.R.S. Employer
Identification No.)

3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, Tennessee	37203

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a	If this form relates to the
class of securities pursuant to Section	registration of a class of securities
12(b) of the Exchange Act and is effective	pursuant to Section 12(g) of the
pursuant to General Instruction A.(c.),	Exchange Act and is effective
please check the following box. ☒	pursuant to General Instruction
A.(d.), please check the following box. ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock	American Stock Exchange

Series A Junior Preferred Stock	American Stock Exchange
Purchase Rights

Securities to be registered pursuant to Section 12(g) of the Act:

None

SIGNATURE
EX-8 AMENDMENT TO RIGHTS AGREEMENT

     J. Alexander’s Corporation (the “Company”) has outstanding rights to purchase Series A Junior Preferred Stock (the “Rights”), which Rights are attached to all outstanding shares of its common stock, par value $.05 per share (“Company Common Stock”). The Rights are described in a Form 8-A filed with the Securities and Exchange Commission in 1990, as amended on March 23, 1999, May 12, 1999 and December 29, 2000, and the terms of the Rights are set out in a Rights Agreement between the Company and Sovran Bank/Central South dated May 16, 1989, as amended, which has been assumed by SunTrust Bank, Atlanta, N.A., as Rights Agent.

Item 1. Description of Registrant’s Securities to be Registered

     The description of the Company’s Common Stock and Rights registered hereunder is contained under the caption “Item 1. Description of Registrant’s Securities to be Registered,” of the Form 8-A/A filed by the Company with the Securities and Exchange Commission on December 29, 2000 and is incorporated herein by reference. Such description is amended to reflect the amendment to the Rights Agreement on May 12, 2004. The amendment extended the term of the Rights Agreement by five years by changing the definition of “Final Expiration Date” contained in Section 7(a) to “May 16, 2009”. The Rights expire at the close of business on May 16, 2009 unless earlier redeemed by the Company.

     The form of Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights, which includes as Exhibit A the form of Rights Certificate; Amendment to Rights Agreement dated February 22, 1999, Amendment to Rights Agreement dated March 22, 1999, Amendment to Rights Agreement dated May 6, 1999 and Amendment to Rights Agreement dated May 14, 2004, are attached hereto as exhibits and are incorporated herein by reference. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits

     The following exhibits are filed with this registration statement:

1.	Charter (Exhibit 3(a) of the Registrant’s Report on Form 10-K for the year ended December 30, 1990, is incorporated herein by reference).
2.	Amendment to Charter dated February 7, 1997 (Exhibit (3)(a)(2) of the Registrant’s Report on Form 10-K for the year ended December 29, 1996, is incorporated herein by reference).
3.	Restated Bylaws of Registrant as currently in effect (Exhibit 3(b) of the Registrant’s Report on Form 10-K for the year ended January 3, 1999, is incorporated herein by reference).
4.	Rights Agreement dated May 16, 1989, by and between the Company and SunTrust Bank, Atlanta (formerly Sovran Bank/Central South) including Form of Rights Certificate and Summary of Rights (Exhibit 3 to the Registrant’s Report on Form 8-K dated May 16, 1989, is incorporated herein by reference).
5.	Amendments to Rights Agreement dated February 22, 1999, by and between the Company and SunTrust Bank (Exhibit 4(c) of the Registrant’s Report on Form 10-K for the year ended January 3, 1999, is incorporated herein by reference).

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6.	Amendment to Rights Agreement dated March 22, 1999, by and between the Company and SunTrust Bank (Exhibit 4(d) of the Registrant’s Report on Form 10-K for the year ended January 3, 1999, is incorporated herein by reference).
7.	Amendment to Rights Agreement dated May 6, 1999, by and between the Registrant and SunTrust Bank (Exhibit 5 of the Registrant’s Form 8-A/A dated May 12, 1999, is incorporated herein by reference.
8	Amendment to Rights Agreement dated May 14, 2004, by and between the Registrant and SunTrust Bank.

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SIGNATURE

     Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

J. ALEXANDER’S CORPORATION
	By:	/s/ R. Gregory Lewis
		Name:	R. Gregory Lewis
Date: May 14, 2004		Its: Chief Financial Officer, Vice President of Finance and Secretary

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